Registration No. 333-264388

Filed Pursuant to Rule 433

NEW ISSUE: Bank of Montreal’s Autocallable Buffer Notes with Contingent Coupons Linked to a Reference Asset These notes do not guarantee the return of your principal at maturity NOTE INFORMATION Issuer: Bank of Montreal Minimum Investment: $1,000 (and $1,000 increments thereafter) DATES Offering Period Closes: October 26, 2022 (at 2 pm NY Time.) Pricing Date: On or about October 26, 2022 Settlement Date: On or about October 31, 2022 Valuation Date: On or about October 26, 2027 Maturity Date: On or about October 29, 2027 Term: Approximately 5 Years Issue: PSARC - 84 REFERENCE ASSET VanEck ® Gold Miners ETF (Bloomberg symbol: GDX) TERMS Contingent Interest Rate: 13.50% of the principal per annum (1.125% per month), if payable, unless earlier redeemed. Call Level: 100 % of the Initial Level Buffer Level: 85% of the Initial Level Buffer Percentage : 15.00%. Coupon Barrier Level: 85% of the Initial Level CUSIP 06369NDN8 Trigger Event: T he closing level of the Reference Asset is less than its Buffer Level on the Valuation Date . Contingent Coupons: If the closing level of the Reference Asset is greater than its Coupon Barrier Level as of the applicable Coupon Observation Date , a Contingent Coupon will be paid at the Contingent Interest Rate. Please see page 2 of this term sheet for the table of Contingent Coupon Payment Dates and Coupon Observation Dates. Please see the following page for additional information about the terms included on this cover page, and how your investment ma y be impacted. Any capitalized term not defined herein shall have the meaning set forth in the preliminary pricing supplement to which the term sheet relates (se e h yperlink below). 1 SEC File No. 333 - 264388 | October 4, 2022 TERMS CONTINUED Automatic Redemption: If, on any Call Observation Date, the closing level of the Reference Asset is greater than its Call Level, the notes will be automatically redeemed. Call Observation Dates: Beginning on October 26, 2023, each Coupon Observation Date. Call Settlement Dates: If the notes are automatically redeemed, the Contingent Coupon Payment Date immediately following the relevant Call Observation Date. Payment Upon Automatic Redemption : If the notes are automatically redeemed, then, on the applicable Call Settlement Date, for each $1,000 principal amount, investors will receive $1,000 plus the Contingent Coupon otherwise due. Payment at Maturity (if held to the Maturity Date): If the notes are not automatically redeemed, the payment at maturity for the notes is based on the performance of the Reference Asset. You will receive $1,000 for each $1,000 in principal amount of the notes, unless the Final Level of the Reference Asset is less than its Buffer Level . If the Final Level of the Reference Asset is less than its Buffer Level , you will receive at maturity, for each $1,000 in principal amount of your notes, a number of shares equal to the Physical Delivery Amount (or, at our election, the Cash Delivery Amount). Fractional shares will be paid in cash. The Physical Delivery Amount will be less than the principal amount of your notes, and may be significantly less. Physical Delivery Amount : The number of shares of the Reference Asset equal to the Cash Delivery Amount divided by the Final Level of the Reference Asset. Any fractional shares will be paid in cash. Cash Delivery Amount : The amount in cash equal to: $1,000 + [$1,000 x (Percentage Change + Buffer Percentage)] INVESTMENT OBJECTIVE The objective of the notes is to provide clients the potential to earn periodic income, subject to an automatic redemption, while offering limited downside protection against a slight to moderate decline in the Reference Asset over the term of the notes . As such, the notes may be suitable for investors with a moderately bullish view of the Reference Asset over the term of the notes . The performance of the notes may not be consistent with the investment objective. This term sheet, which gives a brief summary of the terms of the notes, relates to, and should be read in conjunction with, t he pricing supplement dated October 4, 2022, the Product Supplement dated July 22, 2022, the Prospectus Supplement dated May 26, 2022, and to the Prospectus dated May 26, 2022.

2 Coupon Observation Dates and Contingent Coupon Payment Dates: Percentage Change: The Percentage Change of the Reference Asset, expressed as a percentage, is calculated using the following formula: (Final Level – Initial Level) / Initial Level Initial Level: T he closing level of the Reference Asset on the Pricing Date. Final Level: T he closing level of the Reference Asset on the Valuation Date. Principal at Risk: Investors in these notes could lose a substantial portion of their investment at maturity if there has been a decline in the market value of the Reference Asset and the Final Level of the Reference Asset is less than its Buffer Level. We urge you to carefully review the documents described in “Additional Information” below, including the risk factors set forth and incorporated by reference therein, prior to making an investment decision. Secondary Market: The notes will not be listed on any securities exchange. Although not obligated to do so, BMO Capital Markets Corp. (or one of its affiliates), plans to maintain a secondary market in the notes after the Settlement Date. Proceeds from a sale of notes prior to maturity may be less than the principal amount initially invested. Observation Date Contingent Coupon Payment Date November 28, 2022 December 1, 2022 December 27, 2022 December 30, 2022 January 26, 2023 January 31, 2023 February 27, 2023 March 2, 2023 March 27, 2023 March 30, 2023 April 26, 2023 May 1, 2023 May 26, 2023 June 1, 2023 June 26, 2023 June 29, 2023 July 26, 2023 July 31, 2023 August 28, 2023 August 31, 2023 September 26, 2023 September 29, 2023 October 26, 2023 October 31, 2023 November 27, 2023 November 30, 2023 December 26, 2023 December 29, 2023 January 26, 2024 January 31, 2024 February 26, 2024 February 29, 2024 March 26, 2024 April 1, 2024 April 26, 2024 May 1, 2024 May 28, 2024 May 31, 2024 June 26, 2024 July 1, 2024 July 26, 2024 July 31, 2024 August 26, 2024 August 29, 2024 September 26, 2024 October 1, 2024 October 28, 2024 October 31, 2024 November 26, 2024 December 2, 2024 December 26, 2024 December 31, 2024 January 27, 2025 January 30, 2025 February 26, 2025 March 3, 2025 March 26, 2025 March 31, 2025 April 28, 2025 May 1, 2025 May 27, 2025 May 30, 2025 June 26, 2025 July 1, 2025 July 28, 2025 July 31, 2025 August 26, 2025 August 29, 2025 September 26, 2025 October 1, 2025 October 27, 2025 October 30, 2025 November 26, 2025 December 2, 2025 December 26, 2025 December 31, 2025 January 26, 2026 January 29, 2026 February 26, 2026 March 3, 2026 March 26, 2026 March 31, 2026 April 27, 2026 April 30, 2026 May 26, 2026 May 29, 2026 June 26, 2026 July 1, 2026 July 27, 2026 July 30, 2026 August 26, 2026 August 31, 2026 September 28, 2026 October 1, 2026 October 26, 2026 October 29, 2026 November 27, 2026 December 2, 2026 December 28, 2026 December 31, 2026 January 26, 2027 January 29, 2027 February 26, 2027 March 3, 2027 March 29, 2027 April 1, 2027 April 26, 2027 April 29, 2027 May 26, 2027 June 1, 2027 June 28, 2027 July 1, 2027 July 26, 2027 July 29, 2027 August 26, 2027 August 31, 2027 September 27, 2027 September 30, 2027 October 26, 2027 October 29, 2027

3 Selected Risk Considerations: The risks summarized below are some of the most important factors to be considered prior to any purchase of the notes. Investors are urged to read all the risk factors related to the notes in the pricing supplement and the product supplement to which this term sheet relates. • You could lose up to 85% of your investment in the notes, and your potential return on the notes is limited to any Contingent Coupon payments, if any. If the notes are not automatically redeemed and if a Trigger Event has occurred with respect to the Reference Asset, the value of any Physical Delivery Amount or Cash Delivery Amount that you receive will decrease 1% for each 1% decrease in the level of the Reference Asset from its Initial Level to its Final Level in excess of 15.00%. • You may not receive any Contingent Coupons with respect to your notes. • Your notes are subject to automatic early redemption. If the notes are so redeemed, you will not receive any additional Contingent Coupons, and you may not be able to invest the proceeds in a security with a similar return. • Your return on the notes is limited to the Contingent Coupons, if any, regardless of any increase in the level of the Reference Asset. • Any decline in the closing level of the Reference Asset from the Valuation Date to the Maturity Date will reduce the value of the Physical Delivery Amount. • A higher Contingent Interest Rate or lower Buffer Levels or Coupon Barrier Levels may reflect greater expected volatility of the Reference Asset, and greater expected volatility generally indicates an increased risk of loss at maturity. • Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. • The notes are unsecured debt obligations of the Issuer and your investment is subject to the credit risk of the Issuer. • Our and our affiliates’ activities may conflict with your interests and may also adversely affect the value of the notes. • Our initial estimated value of the notes will be lower than the price to public, does not represent any future value of the notes, and may also differ from the estimated value of any other party. • The terms of the notes are not determined by reference to the credit spreads for our conventional fixed - rate debt. • The inclusion of the hedging profits, if any, in the initial price to public of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. • Owning the notes is not the same as owning shares of the Reference Asset or a security directly linked to the Reference Asset. • You will not have any shareholder rights and will have no right to receive any shares of the Reference Asset at maturity. • We have no affiliation with the sponsor of the underlying index of the Reference Asset or the investment adviser of the Reference Asset , and will not be responsible for their actions. • The Reference Asset is subject to management risks. • Changes that affect the underlying index of the Reference Asset will affect the market value of the notes, whether the notes will be automatically called, and the amount you will receive at maturity. Adjustments to the Reference Asset could adversely affect the notes. The investment adviser of the Reference Asset may make adjustments to the Reference Asset at any time. • The correlation between the performance of the Reference Asset and the performance of the applicable underlying index may be imperfect. • The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. • We and our affiliates may engage in hedging and trading activities related to the notes that could adversely affect our payment to you at maturity. • An investment in the notes is subject to foreign currency exchange rate risk. • An investment in the notes is subject to risks associated with foreign securities markets. • An investment in the notes is subject to risks associated with emerging markets. • An investment in the notes is subject to risks associated with concentration in the gold and silver mining industries. • The Reference Asset invests in shares of gold and silver mining companies, but not in gold bullion or silver bullion.

4 Hypothetical Calculations for the Payment at Maturity: Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the notes The following examples illustrate the hypothetical payments on a note at maturity, assuming that the notes are not automatically called. The hypothetical payments are based on a $1,000 investment in the notes, a hypothetical Initial Level of 100.00, a hypothetical Buffer Level of 85.00 for each Reference Asset (85% of its hypothetical Initial Level), a hypothetical Call Level of 100 ( 100% of the hypothetical Initial Level), the Contingent Interest Rate of 1.125 % per month , a range of hypothetical Final Levels of the Reference Asset and the effect on the payment at maturity if (i) a Trigger Event occurs with respect to the Reference Asset or (ii) if a Trigger Event does not occur with respect to the Reference Asset. The hypothetical examples shown below are intended to help you understand the terms of the notes . If the notes are not automatically called, the actual cash amount that you will receive at maturity will depend upon whether the closing l evel of the Reference Asset is below its Buffer Level on the Valuation Date . If the notes are automatically called prior to maturity, the hypothetical examples below will not be relevant, and you will receive on the applicable Call Settlement Date, for each $1,000 principal amount, the principal amount plus the applicable Contingent Coupon . These examples do not give effect to any U.S. federal tax payments or brokerage commissions that you may be required to pay in connection with your purchase of the notes . Example 1: The Final Level of the Reference Asset at maturity is $40 , which is less than the Buffer Level and therefore a Trigger Event has occurred. In this case, you will receive a payment of $550 for each $1,000 in principal amount of the notes , resulting in a loss of 4 5 % of your principal amount. Your loss of principal may be partially offset by Contingent Coupons, if any, received with respect to the notes. Example 2: The Final Level of the Reference Asset at maturity is $90 and therefore a Trigger Event has not occurred. In this case, you will receive a payment equal to the principal amount of your notes . You will not receive any positive return on your investment other than any Contingent Coupons. Example 3: The Final Level of the Reference Asset at maturity is $115, which is 15% greater than the Initial Level. In this case, you will receive a payment equal to the principal amount of your notes . You will not receive any positive return on your investment other than any Contingent Coupons.

Additional Information The notes will not constitute deposits insured by the U.S. Federal Deposit Insurance Corporation or under the Canada Deposit Insurance Corporation or by any other U.S. or Canadian governmental agency or instrumentality . The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsec tio n 39.2(2.3) of the Canada Deposit Insurance Corporation Act. Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state securities commission, has reviewed or approve d t hese notes , nor or otherwise passed upon the accuracy of this document, to which it relates or the accompanying product supplement, pro spe ctus supplement, or prospectus. Any representation to the contrary is a criminal offense . The Issuer has filed a registration statement with the SEC for the offerings to which this communication relates. Before you in vest, you should read the prospectus in that registration statement and the other documents discussed below that the Issuer has filed w ith the SEC for more complete information about the Issuer and these offerings. You may obtain these documents free of charge by visiting th e S EC’s web site at http://www.sec.gov . Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement, product supplement, and preliminary pricing supplement to which this term sheet relates) if you request it by cal lin g its agent toll - free on 1 - 877 - 369 - 5412 or emailing investor.solutions@bmo.com . The information in this term sheet is qualified in its entirety by the more detailed explanations set forth elsewhere in the Iss uer’s preliminary pricing supplement dated October 4, 2022 and the accompanying product supplement, prospectus supplement, and prospectus. Unless the context provides otherwise, capitalized terms used in this term sheet but not defined shall have the meaning assigned to them in the pricing supplement, product supplement, prospectus supplement, or prospectus, as applicable, to which this term sheet relates. Infor mat ion about retrieving these documents can be found elsewhere in this term sheet. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website): • Preliminary Pricing Supplement dated October 4, 2022: https:// www.sec.gov/Archives/edgar/data/927971/000121465922012030/g104222fwp.htm • Product Supplement dated July 22, 2022: https://www.sec.gov/Archives/edgar/data/927971/000121465922009102/r712220424b2.htm • Prospectus Supplement dated May 26, 2022 and Prospectus dated May 26, 2022: https:// www.sec.gov/Archives/edgar/data/0000927971/000119312522160519/d269549d424b5.htm Our Central Index Key, or CIK, on the SEC website is 927971. As used in this terms sheet, the “Issuer,” “we,” “us” or “our” refers to Bank of Montreal, but not its consolidated subsidiaries. This term sheet contains no description or discussion of the United States tax consequences of the acquisition, holding or di spo sition of the notes . We urge you to carefully read the section entitled “U.S. Federal Tax Information” in the accompanying pricing supplement, the section entitled “Supplemental Tax Considerations — Supplemental U.S. Federal Income Tax Considerations” in the accompanying product supplement, the section “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Cert ain Income Tax Consequences” in the accompanying prospectus supplement, in each case, to which this term sheet relates. You should consult your tax advisor about your own tax situation. 5